EXHIBIT 4.2

AMENDMENT NO. 6

TO MASTER REPURCHASE AGREEMENT

Amendment No. 6, dated as of January 15, 2003 (this “Amendment”), among CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC (the “Buyer”) and FAMILY LENDING SERVICES, INC. (the “Seller”).

RECITALS

The Buyer and the Seller are parties to that certain Master Repurchase Agreement, dated as of October 5, 2001, as amended by Amendment No. 1, dated as of December 28, 2001, Amendment No. 2, dated as of March 1, 2002, Amendment No. 3, dated as of October 4, 2002, Amendment No. 4, dated as of October 9, 2002 and Amendment No. 5, dated as of November 18, 2002 (the “Existing Master Repurchase Agreement”; as amended by this Amendment, the “Master Repurchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Master Repurchase Agreement.

The Buyer and the Seller have agreed, subject to the terms and conditions of this Amendment, that the Existing Master Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Master Repurchase Agreement.

Accordingly, the Buyer and the Seller hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, that the Existing Master Repurchase Agreement is hereby amended as follows:

SECTION 1. Definitions. Section 2 of the Existing Master Repurchase Agreement is hereby amended as follows, which amendment shall be effective solely during the Increased Maximum Aggregate Purchase Price Period:

(a) The definition of “Increased Aggregate Purchase Price” is hereby temporarily amended by deleting it in its entirety and replacing it with the following:

“Increased Aggregate Purchase Price” means TWENTY FIVE MILLION DOLLARS ($25,000,000).

(b) The definition of “Increased Maximum Aggregate Purchase Price Period” is hereby temporarily amended by deleting it in its entirety and replacing it with the following:

“Increased Maximum Aggregate Purchase Price Period” means the period from and including January 15, 2003 up to but not including March 17, 2003.

(c) The definition of “Increased Purchase Price Mortgage Loan” is hereby temporarily amended by deleting it in its entirety and replacing it with the following:

“Increased Purchase Price Mortgage Loan” means a Mortgage Loan which is purchased with the proceeds of the Increased Aggregate Purchase Price. Any Mortgage Loans subject to a Transaction will first be attributed to the Standard Aggregate Purchase Price prior to any Mortgage Loans being attributed to the Increased Aggregate Purchase Price. To the extent that funds are no longer available under the Standard Aggregate Purchase Price, any further Mortgage Loans subject to a Transaction will be considered Increased Purchase Price Mortgage Loans. For purposes of this Agreement, Mortgage Loans will be allocated first to the Standard Aggregate Purchase Price based on the date on which such Mortgage Loan becomes subject to this Agreement, commencing from the earliest date to the most recent date.

(d) The definition of “Market Value” is hereby temporarily amended by deleting it in its entirety and replacing it with the following:

“Market Value” means, with respect to any Purchased Mortgage Loan as of any date of determination, the whole-loan servicing released fair market value of such Purchased Mortgage Loan on such date as determined by Buyer (or an Affiliate thereof) in its sole good faith discretion. Without limiting the generality of the foregoing, Seller acknowledges that (a) in the event that a Purchased Mortgage Loan is not subject to a Take-out Commitment or otherwise hedged in a manner acceptable to Buyer, Buyer may deem the Market Value for such Mortgage Loan to be no greater than par and (b) the Market Value of a Purchased Mortgage Loan may be reduced to zero by Buyer if:

(i) a breach of a representation, warranty or covenant made by Seller in this Agreement with respect to such Purchased Mortgage Loan has occurred and is continuing;

(ii) such Purchased Mortgage Loan is not a Non-Performing Mortgage Loan;

(iii) such Purchased Mortgage Loan has been released from the possession of the Custodian under the Custodial Agreement (other than to a Take-out Investor pursuant to a Bailee Letter) for a period in excess of ten (10) calendar days;

(iv) such Purchased Mortgage Loan has been released from the possession of the Custodian under the Custodial Agreement to a Take-out Investor pursuant to a Bailee Letter for a period in excess of 45 calendar days;

(v) such Purchased Mortgage Loan has been subject to a Transaction hereunder for a period of greater than (a) 90 days for all Mortgage Loans other than Aged Loans, (b) 120 days with respect to each Aged Loan or (c) 30 days with respect to Increased Purchase Price Mortgage Loans;

(vi) such Purchased Mortgage Loan is a Wet-Ink Mortgage Loan for which the Wet-Ink Documents has not been delivered to the Custodian on or prior to the seventh Business Day after the related Purchase Date;

(vii) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Aged Loans that are Purchased Mortgage Loans exceeds $5 million;

(viii) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Alt A Mortgage Loans that are Purchased Mortgage Loans exceeds $21.25 million;

(ix) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Wet-Ink Mortgage Loans that are Purchased Mortgage Loans exceeds 30% of the then applicable Maximum Aggregate Purchase Price;

(x) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Sub-Prime Mortgage Loans that are Purchased Mortgage Loans exceeds $3.5 million; or

(xi) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Second Lien Mortgage Loans that are Purchased Mortgage Loans exceeds $11 million.

(e) The definition of “Maximum Aggregate Purchase Price” is hereby temporarily amended by deleting it in its entirety and replacing it with the following:

“Maximum Aggregate Purchase Price” means the sum of (a) the Standard Aggregate Purchase Price plus (b) the Increased Aggregate Purchase Price, which shall equal EIGHTY FIVE MILLION DOLLARS ($85,000,000). All funds made available by Buyer to Seller under this Agreement will first be attributed to the Standard Aggregate Purchase Price.”

(f) The definition of “Purchase Price Percentage” is hereby temporarily amended by deleting it in its entirety and replacing it with the following:

“Purchase Price Percentage” means

(i) with respect to each Increased Purchase Price Mortgage Loan, 92%; and

(ii) with respect to each Mortgage Loan (other than Increased Purchase Price Mortgage Loans), the following percentage, as applicable:

(a) 98% with respect to Purchased Mortgage Loans that are Jumbo Mortgage Loans (other than Second Lien Mortgage Loans);

(b) 98% with respect to Purchased Mortgage Loans that are Conforming Mortgage Loans (other than Second Lien Mortgage Loans);

(c) 97% with respect to Purchased Mortgage Loans that are Alt A Mortgage Loans (other than Second Lien Mortgage Loans);

(d) 95% with respect to Purchased Mortgage Loans that are Sub-Prime Mortgage Loans;

(e) 95% with respect to Purchased Mortgage Loans that are Second Lien Mortgage Loans; and

(iii) with respect to Transactions the subject which are Exception Mortgage Loans, a percentage to be determined by Buyer in its sole discretion.

(g) The definition of “Standard Aggregate Purchase Price” is hereby temporarily amended by deleting it in its entirety and replacing it with the following:

“Standard Aggregate Purchase Price” means SIXTY MILLION DOLLARS ($60,000,000).

SECTION 2. Conditions Precedent. This Amendment shall become effective on January 15, 2003 (the “Amendment Effective Date”), subject to the satisfaction of the following conditions precedent:

2.1 Delivered Documents. On the Amendment Effective Date, the Buyer shall have received the following documents, each of which shall be satisfactory to the Buyer in form and substance:

(a) this Amendment, executed and delivered by duly authorized officers of the Buyer and the Seller; and

(b) such other documents as the Buyer or counsel to the Buyer may reasonably request.

SECTION 3. Representations and Warranties. Seller hereby represents and warrants to the Buyer that it is in compliance with all the terms and provisions set forth in the Existing Master Repurchase Agreement on its part to be observed or performed, and that no Event of Default has occurred or is continuing, and hereby confirms and reaffirms the representations and warranties contained in Section 13 of the Existing Master Repurchase Agreement.

SECTION 4. Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Master Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

SECTION 5. Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

SECTION 6. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW PROVISIONS THEREOF.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

Buyer:	CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC, as Buyer

	By:	/s/ JEFFERY A. DETWILER

		Name:	Jeffery A. Detwiler
		Title:	Managing Director

Seller:	FAMILY LENDING SERVICES, INC. as Seller

	By:	/s/ RICHARD N. AMBROSE

		Name:	Richard N. Ambrose
		Title:	President